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                                                                 EXHIBIT 10(mmm)


                               LICENSE AGREEMENT





         THIS AGREEMENT dated and effective as of October 1, 1994, between The Morningstar Group Inc., a Delaware corporation, 5956 Sherry Lane, Suite 1100, Dallas, Texas, USA, 75225 (Fax No.: (214) 360-9100) (hereinafter called "Owner") and AgriFoods International Cooperative Ltd., a cooperative association under the laws of Canada, doing business as Dairyworld Foods, of 3920 Norland Avenue, Suite 300, Burnaby, British Columbia, Canada, V5G 4K7 (Mailing address: P.O. Box 9100, Vancouver, British Columbia, Canada V6B 4C3 (Fax No.: (604) 268-1234) (hereinafter called the "User").

A. Owner is the owner in Canada of the trademarks listed in Schedule "A" hereto for use in association with liquid non-dairy flavored coffee whitener products and, further, of Confidential Information (as defined in Section 29. hereof) regarding certain ingredients, formulations and processing methodology used in the manufacture of such whiteners.

B. Owner wishes to grant to User, and User wishes to obtain from Owner, the exclusive right and license in Canada to use the trademarks in association with certain products as detailed below; to manufacture said products using Owner's Confidential Information and to distribute, sell and market certain products as detailed below, on the terms and conditions herein contained.

         NOW, THEREFORE for valuable consideration, the parties hereto agree as follows:

         1. License. Owner hereby grants to User the non-transferable exclusive right and license (with no right to sublicense) to (a) manufacture, sell, market and distribute those types of International Delight liquid non-dairy flavored coffee whitener products listed on Schedule A





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hereto in the package sizes indicated thereon (collectively, the "Product(s)");
(b) to use the trademark INTERNATIONAL DELIGHT(R), the "International Delight" trademark design and any other trade marks or tradenames set forth on Schedule
A (collectively, the "Trademarks") in connection with the packaging, promotion, sale and distribution of the Products. The exclusive right and license granted to User in this Section shall apply to all types of International Delight liquid non-dairy flavored coffee whitener products whether now existing or to be developed except that User shall be restricted in its distribution of such products to the package sizes listed on Schedule A or as may be added in accordance with Section 5.

         2. International Delight. Pursuant to the terms of Section 7 hereof, Owner shall designate to User the raw material suppliers for User to utilize to procure the base materials, stabilizer and flavoring ingredients the ("Ingredients") to produce the Products. Owner shall provide all necessary information and instructions and otherwise offer all reasonable assistance to User to enable User to produce the Products. All Products shall be ultra high temperature pasteurized. User covenants that the Ingredients so purchased shall be used exclusively in the Products and that all Products shall contain only the Ingredients and such other raw materials as Owner designates in writing.

         3. Territory. Owner and User agree that User's sole focus hereunder shall be the production, promotion, sale and distribution of the Products in the Territory designated on Schedule A in order to maximize the sales of Products within that area. User shall not, directly or indirectly, promote, sell or distribute the Products outside the Territory nor shall User authorize or knowingly permit the redistribution of Products outside of the Territory.

         4. Royalty Fees. (a) In consideration for Owner granting User a license hereunder, User





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shall pay to Owner a monthly royalty fee (the "Royalty Fee") based upon the amount of Sales (as defined in subparagraph (b) hereof) of the Products during each month of the term hereof. The Royalty Fee for each month's Sales shall be due and payable to Owner on the thirtieth day of the immediately following month. The initial rate for Royalty Fees for the applicable container size of Product produced is set forth on Schedule A. Said rate be adjusted under the terms of Section 11 hereof.

         (b) "Sales" as used herein shall mean gross sales of the Products to customers or distributors of User less returns for damaged or returned Products. No deduction shall be made for discounts, allowances, uncollectible accounts or costs incurred by User. The Royalty Fee shall be accrued upon the sale of the Products regardless of the time of collection by the User.

         5. Addition and Removal of Products. (a) Upon receiving consent of the Owner, User may add additional International Delight liquid flavored non-dairy and dairy coffee whitener products (or additional package sizes of products already covered hereunder as Products) to Schedule A, which additions shall thereafter be deemed Products for the purposes hereof. Owner or User, as the case may be, shall provide all necessary information and instructions and otherwise offer reasonable assistance so as to enable User to commence production of any such additional product hereunder (each, a "New Product"). When a New Product is added, Owner shall, in good faith and after consultation with User, determine after the initial twelve-month sales period of such New Product whether User shall continue to produce, sell and distribute such New Product.

         (b) If Owner in good faith and after consultation with User shall determine that a particular Product or package size listed on Schedule A is not commercially practicable in the Territory, then User, upon the direction of Owner shall cease the production, sale and distribution





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of such Product or package size.

         6.  Minimum Sales.       During the term of this Agreement, User shall
sell in the Territory the minimum amount of Products represented in Canadian dollars (the "Minimum Sales Quotas") as set out in Schedule "C". If User fails to achieve the Minimum Sales Quotas in any one year as set forth in Schedule "C", Owner may terminate this Agreement effective immediately upon written notice to User given at any time within 90 days after January 31 of such year. Owner's right of termination pursuant to this Section 6 shall be in addition to and separate from any right of termination under Section 24. Termination of this Agreement pursuant to this Section 6 shall not relieve User from its obligation to pay the Royalty Fee pursuant to Section 4 for the period up to the date of termination or for the period following termination.

         7. Purchase of Ingredients. Owner shall designate the suppliers from which User shall purchase the Ingredients for the Products and User shall purchase and use only the Ingredients from these designated suppliers to manufacture the Product in accordance with the formulations, processing methodology and specifications as set forth on Schedule B hereto. User shall pay the applicable supplier for all Ingredients purchased hereunder in accordance with that supplier's established payment policies. Title, possession and risk of loss of the Ingredients shall be as agreed upon by User and the applicable supplier.

         8. Sales of Other Products. In consideration for Owner granting User the license hereunder and disclosing to User certain Confidential Information about the Products, User hereby covenants and agrees with Owner that for the term of this Agreement and for a period of two years thereafter the User shall not manufacture, produce, promote, sell or distribute within the Territory any dairy or non dairy product whether liquid, powder or otherwise (other than the





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Products) which is intended for consumption by people as a flavored coffee whitener or creamer (collectively such products are known as "Competing Products") or direct its or their employees to develop any Competing Product for sale within the Territory or assist or provide consultation in any manner in any of the foregoing within the Territory. Notwithstanding any other provision of this Agreement, the User shall have the right to sell and produce flavored dairy creamers but only in response to a competitive introduction and sale within the Territory of a flavored dairy creamer product and only to the extent such product sold by User is (i) private label, (ii) control brand or
(iii) User's own label. In the event User does intend to sell and produce a dairy creamer in accordance with the preceding sentence, User shall give notice to Owner at the earliest possible date of its intention to do so and shall use its best efforts to use the dairy flavored creamer only in the section of the Territory that it believes is reasonably necessary to deal with the competitive introduction in the Territory.

         9. Other Licensees. During the term of this Agreement, Owner agrees not to import and distribute the Products within the Territory or license any other entity to produce, promote, sell and distribute the Products within the Territory, unless and until any one or more of the following shall occur:

         (a) User is unable to fulfill consumer or trade demand for the Products inside the Territory for a two-month period as a result of (i) fire or damage to one of the Facilities or any other Force Majeure Event (as defined in Section 27 hereof), (ii) User's refusal or inability to provide sufficient manufacturing capability upon Owner's demand therefor or (iii) any action by a local, provincial or other government authority that delists one or more of User's manufacturing plants as an approved source of food fit for human consumption in commerce; provided that if such





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inability to fulfill demand is a result of the events described in clauses (i)
or (iii) or User's inability in clause (ii), then User shall be able to use substitute facilities and suppliers, with the consent of Owner, such consent not to be unreasonably withheld, until such time as such conditions may be reasonably rectified or ameliorated, as the case may be;

         (b) User after agreeing to do so, refuses to introduce a New Product in the Territory;

         (c)  User refuses, upon Owner's demand, to remove a Product; or

         (d) User becomes insolvent or makes any assignment or arrangement for the benefit of creditors or consents to the appointment of a trustee or receiver, or a trustee or a receiver is appointed for User or for a substantial part of its property, or a bankruptcy, reorganization or insolvency proceeding is instituted by or against User under the Bankruptcy and Insolvency Act or Companies Creditors Arrangement Act.

         10.A. Agreements of User. In addition to other covenants contained herein, User hereby agrees and covenants with Owner for the term of this Agreement as follows:

         (a) User shall maintain capacity at its Facilities and otherwise use its reasonable efforts to produce, promote and sell all of the Products in such a manner as is necessary to develop them commercially within the Territory.

         (b) User shall conduct all manufacturing, production and packaging of the Products in accordance with the best business practices of the dairy industry and the formulations, processing methodology and specifications and shall also perform the quality control procedures set forth on Schedule B hereto, as amended by Owner from time to time, in addition to and not instead of its own quality control procedures.

         (c) In connection with its production, packaging, storage, sale and distribution of the





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Products, User shall comply with all applicable federal, provincial and local laws and regulations; and without limiting the foregoing, User shall produce the Products in full compliance with the Food and Drugs Act R.S.C. 1985 c. F-27 (as amended), the Consumer Packaging and Labelling Act R.S.C. 1985 c. C-38 (as amended) and all other and further applicable laws and regulations which may be adopted during the term of this Agreement which relate to the production and sale of the Product.

         (d) User shall inform and keep Owner advised of all changes to applicable federal, provincial and local laws and regulations within the Territory that will have a material adverse effect on the promotion of the Products.

         (e) User shall neither purchase nor use in any of the Products any raw materials without the prior written consent of Owner.

         (f) User shall not sell or otherwise transfer the Ingredients (separate from its use in the Products) or use Ingredients for any purpose other than that approved by Owner.

         (g) User shall advise Owner of any significant adverse safety data relating to any raw materials or the Ingredients in the Product or any Product of which User becomes aware and shall comply with any laws or regulations relating to the recording or reporting of any such information.

         (h) User shall notify Owner promptly of any consumer complaint with respect to any Product of which User becomes aware if such complaint involves serious illness or death or adulteration of any Product. If requested by Owner, User shall investigate any such complaint and advise Owner of its investigation within five business days. User further agrees to notify Owner promptly if the number of customer complaints with respect to any Product exceeds the





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threshold ratio set forth on Schedule B and will comply with the procedures set forth on such Schedule in such event.

         (i) User shall sell Products to all potential customers within the Territory, who so request to purchase Products, at prices consistent with those prices at which User offers Products to others in that area.

         10. B. Agreement of Owner. In addition to other covenants contained herein, Owner hereby agrees and covenants with User for the term of this Agreement as follows:

         (a) In performing its obligations hereunder, Owner shall comply with all applicable federal, provincial and local laws and regulations, including the Food and Drugs Act.

         (b) Owner shall (i) advise User of any significant adverse safety data relating to the Products of which Owner becomes aware, (ii) notify User promptly of any consumer complaint with respect to any Product of User of which Owner becomes aware, if such complaint involves serious illness or death or adulteration of such Product and (iii) comply with any laws or regulations relating to the recording or reporting of any such information.

         11. Term. The initial term of this Agreement shall be for the period commencing on the Commencement Date and ending on September 30, 2004 (the "Initial Term"). After the Initial Term, this Agreement may be renewed for successive one-year periods (each, a "Renewal Term") if the parties mutually agree to such renewal, its terms, the royalty rate and the performance standards to be established by Owner for such Renewal Term. Negotiations concerning the first Renewal Term hereunder, shall commence not later than March 31, 2004. If such negotiations are not complete 30 days prior to the end of the Initial Term or any Renewal Term, as the case may be, the Agreement shall be deemed terminated at the end of such term.





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         12.  Marketing, Sales and Promotions.

         (a) On or before May 31 of each year of this Agreement, User shall submit to Owner an annual sales and marketing plan and provide Owner any material updates thereof. At User's request, Owner will use reasonable efforts to assist User in the development of such sales and marketing plan.

         (b) User agrees that all manner of use by it of the Intellectual Property (as hereinafter defined) including without limitation all advertising, promotional programs, sale brochures, business cards and stationery, and telephone directory listings, shall at all times be subject to Owner's approval prior to use (which approval or disapproval shall be given within a reasonable period of time). User agrees that neither it nor any of its employees, agents or representatives shall make any representations or warranties, through advertising, promotional activities or otherwise, as to the quality or performance of the Products other than those representations and warranties which Owner in writing authorizes User to make or are implied by law.

         13. Packaging. All packaging (including all printed or graphic material included on any packaging) referring or related in any way to any Product shall be reviewed and approved in writing by Owner prior to any use thereof. Owner reserves the right to change any package at any time upon 180 days prior written notice to User and any new packaging shall be utilized by User within 180 days of User's receipt from Owner of the art work for the new packaging. User shall bear all costs associated with all packaging (including any changes thereof) for the Products, including, without limitation, the disposal of any defective or obsolete inventory of packaging.

         14. Trademarks and Intellectual Property Rights. (a) User hereby agrees to be bound by and shall comply with all the terms, conditions and provisions of Schedule D ("Trademark Rights





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and Obligations").

         (b) User acknowledges and agrees that neither User nor any of its employees, agents or representatives shall acquire any property right or other interest in, or appropriate for its own use, any of the Trademarks, tradedress or any patent, copyright, industrial design or other intellectual property right relating to Owner or any Product (collectively the "Intellectual Property").

         15. Facilities, Co-Pack & Sublicensing. (a) Owner shall inspect and approve any dairy facility, factory, production or storage facility or other facility which User proposes to utilize in the production, sale or distribution of the Products (each, a "Facility" and collectively, the "Facilities"). User agrees not to utilize any Facility in connection herewith without Owner's prior written approval, which approval will not be unreasonably withheld. Owner hereby approves User's Facility listed on Schedule A.

         (b) Subject to the balance of this provision, and further subject to the receipt of Owner's prior written consent, User may contract with third parties for the manufacture and packaging of Products within the Territory on behalf of User (such third party hereafter called "Co-Packer"). User will not disclose information to or engage any Co-Packer unless Co-Packer first enters into a written co-packing agreement with User (which has first been approved by Owner) in which Co-Packer inter alia, acknowledges and agrees that:

         (i) the Co-Packer has the right to manufacture the Products as an agent of User while the co-packing agreement is in effect and for the sole purpose of co-packing Products for User, and that upon termination or expiry of the co-packing agreement, Co-Packer will discontinue all use of the Ingredients, formulations and processing methodology used in the manufacture of the Products and return to User





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                 all materials pertaining to the manufacture of the Products;

         (ii) the Ingredients, formulations and processing methodology used in the manufacture of the Products is the property of Owner and constitutes trade secrets and Confidential Information that may not be disclosed by Co-Packer to any other person except as provided in the co-packing agreement or as required by law, whether during or after the expiry or termination of the term of the co-packing agreement. Further, the Co-Packer will implement any and all measures to insure protection of the Confidential Information as requested by Owner;

         (iii) the Intellectual Property is owned by Owner and the Co-Packer has no right to use the Intellectual Property and will not use the Intellectual Property except on packaging or Products co-packed by Co-Packer under the co-packing agreement; and

         (iv) all Products manufactured by the Co-Packer shall conform to the policies, practices, specifications, directions and standards regarding Products in effect from time to time under this Agreement.

Subject to the balance of this paragraph, and further subject to receipt of the Owner's prior written consent, User may grant sublicenses to third parties for the manufacture and packaging of Products within the Territory, provided that User will not sublicense any third party or disclose any Confidential Information to it unless the third party first enters into a written sublicense agreement with User (which has first been approved by Owner) in which the third party acknowledges and agrees to the terms and conditions stipulated above for Co-Packers, and in





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addition, such sublicense agreement contains all other covenants and conditions that Owner may reasonably direct to have included therein. User will not engage any third party as sublicensee unless that third party is first approved by Owner. Owner may, at its option, require that any sublicense agreement include Owner as a party entitled to enforce the sublicense agreement against the sublicensee.

         16. Inspections. Owner shall have the right at any time during the term of this Agreement, upon 48 hours prior oral or written notice, to enter any Facility and inspect such Facility, the operations and manufacturing and quality control procedures being performed by User, Co-Packer or sublicensee at such Facility, the Ingredients and other raw materials for the Products being stored or used at such Facility and any finished Products stored at such Facility, in each case, in order to verify that User, Co-Packer or sublicensee is in compliance with the provisions hereof and all applicable laws and regulations. Owner's inspection of any Facility shall be limited to items which touch and concern the Ingredients, the Product, its production, storage and distribution. User acknowledges that granting Owner certain inspection rights hereunder in no way relieves User of any of its obligations under this Agreement, nor shall such provision require Owner to conduct any such inspections.

         17. Rejection and Recall of Product. User shall undertake a recall or market withdrawal action with respect to (and Owner reserves the right to reject) any Product (a) which is unfit for human consumption, (b) upon a request or order to do so from the Health and Protection Branch or Ministry of Health of British Columbia or any other government agency which has the right to request or order such a recall, withdrawal or the like (c) which does not meet the standards set forth in the recall procedure manual annexed hereto as Schedule E. User shall recall and





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withdraw from the market any Product so rejected or ordered to be recalled or withdrawn and shall take all other steps necessary to ensure that any such Product shall not be sold, distributed or otherwise made available for consumption. User shall provide any substantiation with regard to the recall withdrawal and destruction of Product as Owner reasonably requests. User shall bear all costs of recall withdrawal and disposal of any Product. If User declines to undertake a recall or withdrawal action of a Product promptly after receiving a request or order to do so from Owner, the Health and Protection Branch or the Ministry of Health of British Columbia, or such other government entity which has the authority to request or order a withdrawal or recall, User shall, notwithstanding any provision in this Agreement to the contrary, be liable for and shall indemnify and hold harmless Owner from any losses and damages arising directly from User's failure to recall or withdraw such Product.

         18. Suspension of Production and Sales. Owner, in its sole (but reasonable) discretion, may direct that User suspend until further notice from Owner, and User shall so suspend, all production, sale and distribution of the Products if Owner determines, or has reason to believe, that conditions in any Facility or any raw materials, the Ingredients or packaging of any Products are unsanitary or a public health concern or do not materially comply with the terms and conditions of this Agreement. At the time of such suspension directive, Owner shall specify to User in writing the reasons for such suspension. In the event that User so suspends production, sale and distribution of the Products, upon direction of Owner, and such suspension is without cause or any of the foregoing events proves to be false, then Owner shall pay to User the actual costs incurred by User in suspending production, sale and distribution of any Products.

         19. Insurance. User shall maintain general liability insurance coverage (including product





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liability and completed operations coverage) in connection with manufacturing, production and packaging of the Product with a single occurrence limit of not less than $5,000,000. Promptly upon the execution of this Agreement, User shall furnish Owner with a certificate of insurance from an insurance carrier acceptable to Owner in its reasonable judgment, which certificate shall evidence the existence of such insurance coverage. The insurance carrier shall be instructed to notify Owner of any decrease, cancellation or significant change in such insurance coverage. Owner shall be named as an additional insured under such policy of insurance.

         20. Records Information and Certification. (a) Each month with the Royalty Fee, if any, User will provide to Owner accurate and complete written reports of all Sales of the Products that occur in each such month that give rise to royalties and the calculation of the Royalty Fee thereon. This report shall be certified as substantially correct by two officers of User, one of whom shall be the Vice President of Finance. User will provide such reports even when there are no Royalty Fees payable.

         (b) Upon request, User shall furnish to Owner, at Owner's cost, at its offices in Dallas, Texas, a reasonable sample of all types of Products produced during the previous month.

         (c) Upon request therefor, User shall deliver to Owner such other data, records and information relating to production, promotion, sale or distribution of the Products or any related matters as Owner reasonably requests.

         (d) User will keep accurate and complete records of all transactions and activities that give rise to the obligation to pay a Royalty Fee under this Agreement. Upon 48 hours notice, Owner will have the right to inspect and/or audit all of User's records of this type. If an inspection or audit reveals an underpayment greater that two percent (2%) of the amount of Royalty Fee





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otherwise properly payable, User will pay all of Owner's reasonable costs in connection with conducting the inspection or audit and collecting the underpayment, including professional fees and the cost of lodging, transportation and meals.

         21. Notice of Certain Government Actions. The User shall notify Owner immediately by telephone if any federal, provincial or local governmental or administrative authority or agency shall (a) order a recall of any Product or other similar action, market withdrawal, etc., or (b) find salmonella or other bacteriological agents, substances or conditions which are considered by such authority or agency to indicate unsanitary conditions in a Facility or a public health concern with respect to any of the Products. User shall maintain for inspection by Owner (and provide to Owner copies upon request) the results of all federal, provincial or local government or administrative or regulatory authority or agency inspection, reports and sanitation audits with respect to any Facility which touch or concern the Product or the production thereof. Within 30 days of receipt by User, User shall deliver to Owner copies of any governmental or administrative authority or agency inspection reports with respect to any of the Products.

         22. Coordination of Information. Except as required by law, and as long as this Agreement is in effect, User shall consult with Owner questions by regulatory or other governmental agencies, the press and the public regarding the Products which User reasonably determines may have a substantial effect on Owner and shall not make a statement or comment regarding the same without Owner's approval. Owner may, at its discretion, meet with any third parties regarding the Products when any issue arises which may have a substantial effect on the Owner.

         23. Continuing Guarantee. User guarantees Owner that, as of the date of each shipment





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by User hereunder of any Product subject to the provisions of the Consumer
Packaging and Labelling Act and the Food and Drugs Act each as amended from time to time and any and all additional laws and or regulations which replace, alter, supplement or expand the said acts insofar as regulation of the Product is concerned (collectively the "Acts"), such Product is not (i) when shipped, adulterated or misbranded within the meaning of the Acts or of any applicable provincial law in which the definitions of adulteration and misbranding are substantially the same as those contained in the Acts or (ii) a Product which may not, under the provisions of the Acts, be introduced into commerce. This guarantee shall be a continuing guarantee and shall continue in effect for the life of this Agreement.

         24.  Termination.  This Agreement may be terminated as follows:

         (a)  in accordance with Sections 6 and 11 hereof;

         (b) by User or Owner: (i) upon mutual written agreement of the parties; (ii) by written notice to the other party if such other party defaults in the performance of any material obligation or material agreement under or otherwise fails to comply with any material provision of this Agreement (including any Schedule hereto) or breaches any material warranty contained herein, and such default, failure or breach shall not have been cured or remedied within 15 days after notice thereof; (provided, however, that this Section 24(b)(ii) shall not apply to termination due to the events specified in Section 24(c)(i) or (c)(ii) below); or
              (iii) by written notice to the other party if such other party becomes insolvent or makes any assignment or arrangement for the benefit of creditors or consents to the appointment of a trustee or receiver, or a trustee or a receiver is appointed for such party or for a substantial part of its property, or a bankruptcy, reorganization or insolvency proceeding is instituted by or against such party either under the





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Bankruptcy and Insolvency Act or the Companies Creditors Arrangement Act;

         (c)  by Owner upon the occurrence of either of the following:

                 (i) the User fails to pay within 15 days of the date when due a Royalty Fee pursuant to Section 4 hereof, or

                 (ii) if User ceases production of any Product for any period of time not in the ordinary course of business (and production is not provided by any substitute producer or supplier authorized under
         Section 9(a)).

         25. Events Upon Termination. Upon termination of this Agreement, User shall promptly:

         (a) cease manufacture of all Products;

         (b) cease the use of all packaging for the Products;

         (c) discontinue all advertising and promotions making reference to the Products and Trademarks;

         (d) notify its affiliates, distributors and customers of the termination of this Agreement;

         (e) provide to Owner a statement of the inventory of Products and packaging for Products on hand and an estimate of the time required to dispose of the inventory of Products and packaging;

         (f) upon Owner's request, turn over to Owner, upon reasonable reimbursement therefor, all relevant sales and marketing material in User's possession, including, but not limited to, advertising, point-of-sales material, radio copy and TV commercials, and in the absence of Owner's request, User, at its cost, shall destroy all of such materials; and

         (g) return to Owner any and all Confidential Information in User's possession.

         For a period of 120 days after the termination date of this Agreement, User may continue





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to sell remaining inventories (which exist as of the date of termination) of finished Products or packaging provided that such Product and packaging conforms with all provisions of this Agreement, and provided further that User makes timely payment of the Royalty Fee due on such sales and of all other Royalty Fees owed as of the date of termination.

         26. Indemnification. (a) Owner shall defend, indemnify and hold harmless User and each of its directors, employees, officers and agents from and against any liability, damages, claims, actions or proceedings (including, without limitation, reasonable attorneys' fees) (collectively, "Losses") suffered or incurred by User arising out of or based upon (i) the breach by Owner of any warranty, covenant or agreement made by Owner hereunder or (ii) User's use of the trademark International Delight(R) or any other Trademark to the extent used as expressly permitted hereunder.

         (b) User shall defend, indemnify and hold harmless Owner and each of its directors, officers, employees and agents from and against any Losses suffered or incurred by Owner arising out of or based upon (i) the breach by User of any warranty, covenant or agreement made by User hereunder, (ii) the handling, transportation, possession, use, processing or resale of any Ingredient (iii) User's production, packaging, sale or distribution of any Product or (iv) any claims for personal injury or death of any person with respect to the Product.

         (c) In any claim for indemnification under this Section 26, the party seeking indemnification (the "Indemnitee") shall give written notice to the other party (the "Indemnitor") within 30 days after notice of any claim or suit involving or which could involve an indemnifiable Loss hereunder or within the period of time necessary to respond to such claim without the risk of default, whichever period is shorter. Failure to tender such notice as stated in the previous sentence shall result in a waiver of Indemnitor's indemnity obligation hereunder with respect to such claim. Indemnitee shall in all ways cooperate fully with the Indemnitor and its insurer in defending against, and disposing of any such suits, claims, actions or proceedings, including but not limited to providing to Indemnitor at Indemnitee's expense such information, documents and access to employees of Indemnitee as may be necessary to defend such action. Indemnitor shall provide to Indemnitee such information regarding such matter as Indemnitee may from time to time reasonably request. Indemnitor shall control completely the defense, settlement or other disposition of any such claim.

         27. Force Majeure. The obligations of Owner and User hereunder (except as to the payment of money) shall be subject to any delays or non-performance caused by acts of God, fires, floods, explosion, sabotage, riot, orders of, or failure to issue all necessary permits by civil or military authorities whether relating to discharge of materials into the environment or otherwise (which failure is not substantially caused by the parties' action or inaction), delays by suppliers of fuel, power, raw materials, the Ingredients, containers or transportation, breakage or failure of machinery, strikes, lockouts or labor trouble, perils of the sea, or any other similar cause beyond the reasonable control of the non-performing party (each such cause, a "Force Majeure Event"). Such non-performing party shall not be liable for breach of this Agreement with respect to such non-performance, provided that the non-performing party gives prompt written notice to the other party of the Force Majeure Event and exercises all reasonable efforts to eliminate the Force Majeure Event and to resume performance of its affected obligations as soon as practicable.

         28. Independent Contractor. Owner and User agree that each party is an independent contractor and neither is an employee, agent or representative of the other. Nothing contained herein shall be construed to create hereunder between the parties a joint venture, partnership, business association or other form of business entity. Neither party shall have the power or authority to bind the other in any manner whatsoever.

         29.    Confidentiality.

         A.      Definitions.

                 (i) "Confidential Information" means information of a proprietary or confidential nature and trade secrets relating to the Products, or New Products including their Ingredients, raw materials, processing and includes all documentation and any verbal explanations, descriptions or discussions thereof, provided, that the same are identified at the time of disclosure and confirmed as being confidential in a written document within ten (10) days following its non-written disclosure. All documentation of Confidential Information will be marked "Confidential" or the like. Confidential Information shall not include:

         (a) information which was in the public domain at the time of disclosure or,

         (b) information which was in the Receiving Party's possession prior to the time of its disclosure hereunder in the form of written records, or

         (c) information, which, though originally Confidential Information subsequently becomes part of the public knowledge or literature through no fault of the Receiving Party's, as of the date of its becoming part of the public knowledge or literature, or

         (d) information, which, though originally Confidential Information, subsequently is received by the Receiving Party without obligations of secrecy from a third party who is free to disclose such information, as of the date of such third party disclosure.

         (e) information required by law to be disclosed by the Receiving Party, and then only to the extent that it is required to be disclosed, provided that the Receiving Party shall notify the Disclosing Party of any demand received by the Receiving Party for disclosure of information received, and upon receipt of such notice, the Disclosing Party may require the Receiving Party, before disclosure of information received, to take such measures as may be available to protect the information received from further disclosure, provided that the Disclosing Party shall pay in advance all expenses to be incurred by the Receiving Party in connection with such measures.

                 (ii) "Disclosing Party" means the party that discloses Confidential Information to the other party; and

                 (iii) "Receiving Party" means the party to whom Confidential Information is disclosed.

         B. The Receiving Party shall keep confidential all Confidential Information belonging to the Disclosing Party and shall not disclose it directly or indirectly or make it available to any third party without the prior written consent of the Disclosing Party. The Receiving Party shall treat the Confidential Information with the same care that the Receiving Party uses in the protection of its own proprietary information. The Receiving Party may disclose Confidential Information only to those of its officers, directors and employees who:

                 (i) have a need to know (and only to the extent that each has a need to know); and

                 (ii) are aware that the Confidential Information must be kept confidential.

In addition to the above standard of care, the Receiving Party shall also use its best efforts to prevent its directors, officers or employees or any other person breaching the confidentiality obligation contained in this Section 29 and in furtherance thereof the Receiving Party shall use its best efforts to:

                 (iii) establish and maintain adequate security measures to safeguard the Confidential Information from unauthorized access or use; and

                 (iv) immediately notify the Disclosing Party of any suspected or actual unauthorized use, copying or disclosure of any Confidential Information.

         C. The Receiving Party shall not use Confidential Information for any purpose not expressly permitted in this Agreement unless otherwise authorized by the Disclosing Party. This Section 29 shall survive the expiration or termination of this Agreement.

         30. Notices. Other than routine communications in the normal course, any notices or other communications hereunder shall be in writing and shall be sent by telecopier, with confirmation copy by mail or national overnight delivery service, and shall be considered to have been duly given on the earlier of (i) the date of actual receipt by telecopier, mail or national overnight delivery service or (ii) three (3) business days after deposit in Canadian double registered mail or first-class certified U.S. mail, postage prepaid, return receipt requested, addressed to the parties at their respective addresses or fax number set forth above or such other address or addresses or fax number as either party shall have furnished from time to time to the other party in writing.

         31. Governing Law; Jurisdiction. This Agreement shall be governed by and shall be construed in accordance with the laws of the Province of British Columbia. The parties attorn to the exclusive jurisdiction of the courts of the British Columbia or the United States District Courts located in the State of Texas for the resolution of all disputes or controversies between the parties hereto and agree that any claim or proceeding arising directly or indirectly from this Agreement, any Schedule or other attachment hereto or any transaction contemplated hereby may be initiated and maintained only before such courts.

         32. Entire Agreement. This Agreement, its Schedules and the Non-Disclosure Agreement dated October 1, 1994 constitute the entire agreement of the parties with respect to the subject matter hereof, and supersede all prior negotiations, commitments, representations and undertakings of the parties with respect to the subject matter hereof and thereof. Each party agrees that the other has made no representations, written or oral, and each party has relied upon no representation, written or oral, in connection with or relating to the negotiation of or the entering into of this Agreement which are not expressly included in writing herein.

         33. Severability. If and to the extent any provision (or any part thereof) of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement shall not be affected thereby. If any provisions of this Agreement are held by a court of competent jurisdiction to conflict with any federal, provincial or local law, such provisions are hereby declared to be of such force and effect as is permissible in such jurisdiction.

         34. Headings. Headings used herein are for the convenient reference of the parties and are not intended to limit, expand or modify in any manner the express terms of this Agreement.

         35. Assignment. User will not assign or transfer its rights and obligations under this Agreement without the prior written consent of Owner; however; in the event of an amalgamation or other reorganization of User wherein all or substantially all of the equity interest in User is transferred to or controlled by the post-amalgamation or post-reorganization entity, User may assign or transfer its rights and obligations under this Agreement to such entity only if (i) such entity agrees in writing with Owner to be bound by and to assume all liabilities and obligations of User under this Agreement and (ii) such entity does not compete with Owner within the Territory or United States of America. This Agreement may be assigned by Owner to an entity at any time without the approval of User; however; Owner may assign or transfer its rights and obligations under this Agreement to such entity only if (i) such entity agrees in writing with User to be bound by and to assume all liabilities and obligations of Owner under this Agreement; and (ii) such entity does not compete with User within the Territory.

         36. No Waiver. The failure of either party to require the performance of any term of this

Agreement, or the waiver of either party of any breach of this Agreement, shall not prevent a subsequent exercise or enforcement of such terms or be deemed a waiver of any subsequent breach of the same or any other term of this Agreement.

         37. Modifications. Except with respect to the provisions set forth on Schedules B or D (which Owner has expressly reserves the right hereunder to change or amend unilaterally) no modification or amendment to this Agreement shall be effective unless in writing, signed by both parties and referring explicitly to this Agreement. In the event that any Product specification change shall cause either a raw material cost increase or require a capital expenditure by User such change will only be made after agreement has been reached between Owner and User. The provisions of this Agreement shall control any inconsistent provisions contained in orders, purchase orders, shipping documents, invoices or like communications between the parties.

         38. Listing Allowances. User agrees to reimburse Owner for listing allowances for Products paid by Owner prior to the date hereof in the amount of $239,110.00 Canadian Dollars, as more particularly set out and described in Schedule "F". User will reimburse Owner for one half of the listing allowances within five days following the Commencement Date hereof, and will pay the balance of the listing allowances by payment to Owner of $1.00 for each case of Products produced by User until such time as the total amount of the listing allowances have been reimbursed to Owner. Payments in respect of the latter half of the listing allowances shall be made by User to Owner at the same time as the payment of royalties under Section 4.

         39. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto. Further, this Agreement shall be binding upon any affiliates, subsidiaries, corporate parents, affiliated cooperatives, partners or other similarly related parties to the parties hereto.

         IN WITNESS WHEREOF the parties hereto have executed this Agreement to be effective as of the Commencement Date.

THE MORNINGSTAR GROUP INC.


By:      /s/ BILL BRICK
         ______________________________________

Title:   Vice President - Sales
         ______________________________________


By:      /s/ MICHAEL J. CRAMER
         ______________________________________

Title:   Executive Vice President and Secretary
         ______________________________________





AGRIFOODS INTERNATIONAL COOPERATIVE, LTD.


By:      /s/ DAVID E. COE
         ______________________________________

Title:   Chief Executive Officer
         ______________________________________


By:      /s/ A. CLIFFORD DENNY
         ______________________________________

Title:   Chief Financial Officer
         ______________________________________

                                   SCHEDULE A



Section 1: Products: The following International Delight(R) liquid non-dairy flavored coffee whitener Products:



  Irish Creme      Amaretto         Suisse Chocolate Mocha   Cinnamon Hazelnut



Section 1:       Trademarks:



                 International Delight(R) and International Delight design



Section 3:       The Territory:



         Canada



Section 4:       Royalty Fees for the Initial Term:




                                                         Royalty Fee Per
          Package Size                                   Case of Product Sold
          ------------                                   --------------------

                                      *


Section 11: Commencement Date: October 1, 1994. Each year of this Agreement shall be deemed to be the 12-month period commencing on October 1 and ending on the following September 30.



Section 15: Approved Facilities: 6800 Lougheed Highway, P.O. Box 6590, Burnaby, British Columbia V5A 1W2.
- --------------------
*  Confidential portions omitted and filed separately with the Commission.

                                   Schedule B



                        Production and Quality Standards



                                      *





- --------------------
*  Confidential portions omitted and filed separately with the Commission.

                                   Schedule C



                              Minimum Sales Quotas




                                                        MINIMUM SALES QUOTAS
               YEAR                                    (In Canadian Dollars)
               ----                                    ---------------------


                                      *





- --------------------
*  Confidential portions omitted and filed separately with the Commission.

                                   Schedule D

                        Trademark Rights and Obligations

1. The following statements shall appear on all materials bearing the Trademarks used in the marketing of any Products, including all packaging, promotion and advertising materials:

               The "INTERNATIONAL DELIGHT(R) logo and the words 'INTERNATIONAL DELIGHT' are trademarks of The Morningstar Group Inc."; or

               "INTERNATIONAL DELIGHT(R) is a registered trademark of The Morningstar Group Inc."

(if necessary due to space requirements).

2. Prior to putting into use any product label, labeling, advertising or promotional materials or packaging designs which display the Trademarks, User shall forward copies thereof to Owner for the sole and exclusive purpose of reviewing and approving the manner in which the Trademarks are displayed thereon (which approval or disapproval shall not be unreasonably delayed).

3. User recognizes the right of Owner to the Trademarks, as well as the distinctive features of packaging used in connection with such Trademarks, and it is understood and agreed that User shall not claim adversely to Owner any right, title or interest in or to said Trademarks or distinctive features of the packaging used in connection with the Trademarks.

4. User also agrees not to attempt to register or use, or to aid any third party in attempting to register or use, any trademark, service mark or tradedress which, in the reasonable opinion of Owner, may be confusingly similar to any of the Trademarks or tradedress of Owner. It is understood that this covenant shall survive termination of this Agreement.

5. If Owner considers it advisable to record User as a licensee of any of the Trademarks, User agrees to cooperate in such procedure, and to execute any reasonable and ordinary documents submitted to User for this purpose.

6. User acknowledges that it neither has nor shall secure by this Agreement or by its acts during the term of this Agreement any title to or interest in any of the Trademarks, or tradedress of Owner whether or not registered, or to any labeling or packaging designs used by Owner in connection with any of its products, nor any right to use any of the Trademarks as a company name or trading name or style or as any part thereof, nor shall any of the Trademarks be used as part of any product name. Except as expressly set forth herein, the right to use the Trademarks and tradedress of Owner, shall at all times remain vested solely in Owner.

7. User shall use and display the Trademarks properly and shall take no actions which may jeopardize the existence or enforceability of such Trademarks by Owner. This shall include, although not in any way be limited to, providing any notices required under applicable law. The User shall not display the Trademarks in such a way as may injure the goodwill of Owner, its products or the Trademarks themselves.

8. User shall notify Owner in writing of any possible infringement of or act of unfair competition affecting the Trademarks which comes to User's attention. Owner shall then determine whether it wishes to take action against such possible infringement of or act of unfair competition affecting the Trademarks called to its attention by User. If Owner decides to take action against any such possible infringement or act of unfair competition, User agrees to cooperate fully with Owner, at Owner's request and expense, in the prosecution of suits or other proceedings, including becoming a party thereto with Owner, unless becoming a party thereto would be materially adverse to a significant portion of User's business. Recovery of damages resulting from any such action shall be solely for the account of Owner.

                                   Schedule E



                         User's Recall Procedure Manual





                      Furnished User under separate cover.

                                   Schedule F



                               Listing Allowances





                                      *



- --------------------
*  Confidential portions omitted and filed separately with the Commission.